Exhibit 99.1

CHDT Corporation – Company Remains Under the Radar Following 3 Record Quarters

Anticipates Q3 Year– to–Date Record Income

DEERFIELD BEACH, FL, October 12 ,2011:  CHDT Corporation, a Florida corporation (OTCBB: CHDO), (“Company”), with operating subsidiaries focused on designing and manufacturing consumer lighting products for the North American and Latin American retail markets and Capstone Industries, a wholly owned subsidiary of CHDT Corp., confirms the Company’s reorder activity has been strong through Q3 and the resulting order backlog is currently ahead of Q4, 2010 .

While CHDT Corporation’s Q3 results will not be formally confirmed until the Q3 audit is completed, the Company expects gross revenue of approximately $4,786,534 with net revenue of approximately $4,500,542 in the quarter. This brings our year-to-date gross revenue to approximately $8,492,901 and net revenue to approximately $7,966,239.  More importantly, the Company expects record net income through Q3 to be approximately $400,000 as compared to a same period net loss of $695,862 in 2010.  This translates to an expected improvement of more than $1,000,000 in the Company’s year-to-date performance.  “It is hard to explain the sense of pride our team is feeling as we prepare to deliver these great results to our shareholders,” said Gerry McClinton, CFO.  “We remained focused on our core lighting products and the product innovations have been recognized by the major retailers across the country,” he added.

“These results are really not surprising when one considers the great products being provided at such affordable pricing levels,” said Stewart Wallach, CEO of CHDT Corp.  “What is surprising however is that our stock value has yet to reflect these achievements. I receive numerous shareholder calls daily, inquiring why the stock is so undervalued.  We obviously remain under the radar, but we firmly believe continuing to post strong results will cause trading volumes to rise and stock prices to more accurately reflect the Company’s results. ” he added.

About CHDT Corporation

CHDT Corporation (www.chdtcorp.com) is a public holding Company that engages, through its wholly owned subsidiaries, in the development, manufacturing, logistics, and distribution of consumer products to retailers and distributors throughout North America and Latin America. See www.chdtcorp.com for more information about the Company and www.capstoneindustries.com for information on our current product offerings. Reference of URLs in this press release does not incorporate said URLs or any of their contents in this press release.

FORWARD-LOOKING STATEMENTS: This press release, including the financial summary above, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. Such statements consist of words like “anticipate,” “expect,” “project,” “continue” and similar words. These statements are based on the Company’s and its subsidiaries’ current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the forward-looking statements. CHDT undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release and risks associated with any investment in CHDT, which is a small business concern and a "penny stock Company” and, as such, a highly risky investment suitable for only those who can afford to lose such investment, should be evaluated together with the many uncertainties that affect CHDT's business, particularly those mentioned in the cautionary statements in current and future CHDT's SEC Filings.

Contact:
NATALIA PINHEIRO
(954) 570-8889, ext 306
natalia@capstoneindustries.com